Exhibit 10(v)

ARCONIC SUPPLEMENTAL PENSION PLAN FOR SENIOR EXECUTIVES

(as amended and restated August 1, 2016)

Alcoa Inc. has adopted the following Arconic Supplemental Pension Plan for Senior Executives as amended and restated effective August 1, 2016. This Excess Plan was formerly referred to as the Alcoa Supplemental Pension Plan for Senior Executives. Effective August 1, 2016, in anticipation of its separation into two separate publicly-traded companies, Alcoa Inc. separated this Excess Plan into two separate plans: this Excess Plan and the Alcoa USA Supplemental Pension Plan for Senior Executives. No person is entitled to a benefit under both plans.

This Excess Plan is for the exclusive benefit of select management and highly compensated employees (1) whose Pension Service terminates on or after January 1, 1999, (2) who are participants in the IC Rules adopted under Arconic Retirement Plan I and/or in the Arconic Employees’ Excess Benefits Plan B due to their previous participation in the IC Rules, (3) who meet the requirements for participation hereunder, and (4) whose monthly retirement benefits under other benefit plans are less than the monthly retirement benefits calculated under this Excess Plan. Effective December 31, 2007, this Excess Plan was frozen as to new participants, and only certain Participants as of that date will be eligible for a benefit accrual under this Excess Plan.

ARTICLE I - DEFINITIONS

1.1 The following terms have the specified meanings:

“Annual Compensation” means the total payments which includes 100% of Performance Pay and Incentive Compensation Awards, made by the Company, and by any Subsidiaries or affiliates of the Company, for any period of Pension Service, for services rendered as a salaried employee, except as otherwise provided by contractual agreement. Annual Compensation does not include living and similar allowances, premium pay, and payments made for specific purposes as determined under supplemental rules adopted by the Company. Annual Compensation includes any amounts by which the Participant has elected to reduce his or her salary under any Arconic Savings Plan, and also includes amounts deferred under any non-qualified deferred compensation arrangement that would otherwise meet the definition of Annual Compensation. “Special Payments” within the meaning of the Arconic Deferred Compensation Plan are not treated as Annual Compensation.

“Average Final Compensation” means the average Annual Compensation received during the five highest paid calendar years out of the ten calendar years (including the calendar year in which such compensation was discontinued if this would increase Average Final Compensation), immediately preceding the Participant’s termination of Pension Service by virtue of employment termination, retirement or death.

“Board of Directors” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Benefits Management Committee of the Company, which has been delegated by the Board of Directors to have the discretionary authority to interpret and administer this Excess Plan.

“Company” means Alcoa Inc. It is contemplated that Alcoa Inc. will formally change its corporate name to Arconic Inc. in the second half of 2016.

“Excess Benefits” means the monthly benefits payable under this Excess Plan at such time as the Participant’s monthly Pension Benefits are determinable under the Other Plan(s). Subject to Section 2.1, the Excess Benefits are calculated in the following manner:

(1) On and after Age 62:

(a) 1.1% of Average Final Compensation times each year of Pension Service up to the Social Security “Covered Compensation” amount as defined in the IC Rules, plus

(b) 1.475% of Average Final Compensation in excess of Covered Compensation for each year of Pension Service.

(2) Before Age 62:

(a) 1.475% of Average Final Compensation for each year of Pension Service, reduced by

(b) For Participants who retire prior to attaining age 62 on any type of pension provided under the Other Plan(s) (other than a 55/10 pension under the IC Rules, or 55/10 pension equivalent under Excess Plan B), the Excess Benefits calculated as described in 2(a) above are reduced by 1% for each year, prorated monthly for a partial year, their retirement precedes age 62.

(3) The Excess Benefits calculated in paragraphs (1) or (2) above are reduced by any and all applicable reductions and offsets in accordance with the provisions of the Other Plan(s), (i.e., actuarial reductions and any other percentage reduction made in order to create a joint and survivor annuity, offsets for social security benefits, offsets for other pensions, etc.).

Effective at the close of business on December 31, 2011, Plan I, Rule IC was amended to stop future accruals of age and service for purposes of calculating the amount of a 70/80 Retirement or a Rule of 65 Retirement for any Participant in a job grade 19 or above on October 1, 2012. Effective January 1, 2012, this Excess Plan was amended to provide accruals for a 70/80 Retirement for age and service accrued on or after January 1, 2012, including any applicable Supplemental Pension (as such terms are described under Plan I, Rule IC), for any such impacted Participant who meets the age, service and other contingent eligibility requirements for such Retirement and Supplement on or after that date under this nonqualified Plan; subject to any offset for 70/80 Retirement payments made under Rule IC (including an offset for any 70/80 Retirement benefit provided due to a Change in Control).

(4) The Excess Benefits for the Participant’s Surviving Spouse equals 50% of the Participant’s Excess Benefits, determined in accordance with the Surviving Spouse Pension provision in the Other Plan(s). If the Participant’s death occurs prior to his or her attainment of age 62, the Participant’s Excess Benefits, for the purpose of determining the Excess Benefits for the Surviving Spouse, are not be subject to the foregoing paragraph (2)(b).

“Excess Plan” means the Arconic Supplemental Pension Plan for Senior Executives adopted by the Company as described herein or from time to time amended hereafter.

“Excess Plan B” means the Arconic Employees’ Excess Benefits Plan B as now in effect and as from time to time amended hereafter.

“IC Rules” means the IC Rules adopted under Arconic Retirement Plan I as now in effect and as from time to time amended hereafter.

“Other Plan(s)” means the IC Rules, any other defined benefit retirement plan of the Company or any Subsidiary, Employees’ Excess Benefits Plan A of the Company, Excess Benefits Plan B, and Arconic Employees’ Excess Benefits Plan C. Effective December 31, 2007, Participants in this Excess Plan became ineligible to participate in Arconic Excess Benefits Plan C and have no accrual under that plan.

“Participant” means any employee (1) whose Pension Service terminates on or after January 1, 1999, (2) who is a participant in the IC Rules or Excess Plan B, and (3) who has a job band of 70 (formerly job grade of

27) or higher, as determined by the Company. Effective December 31, 2007, no new Participants will participate in this Excess Plan. Effective August 1, 2016, “Participant” shall not include any person who is a participant in the Alcoa USA Supplemental Pension Plan for Senior Executives.

“Pension Benefits” means any and all retirement benefits provided under the Other Plan(s), excluding the Special Retirement Pension or Supplemental Pension provided under the IC Rules or the equivalent thereof provided under Excess Plan B.

“Pension Service” means the service used to calculate the Participant’s monthly retirement benefit under the Other Plan(s).

“Plan I” means Arconic Retirement Plan I (prior to August 1, 2016, referred to as Alcoa Retirement Plan I).

“Retirement” or “Retires” means the termination of employment after attainment of a specified age and specified service as determined under Normal or Early Retirement type under Plan I Rules or Excess Plan B. Notwithstanding the foregoing, “Retirement” also includes termination of active employment under a Disability Retirement under Plan I Rules, and such disability must also comply with Section 409A of the Code and the regulations promulgated thereunder for purposes of this Excess Plan. “Retirement” shall also mean any retirement as may be defined under any executive severance agreement entered into between the Company and a Participant to the extent it otherwise complies with termination of employment for purposes of Section 409(A) of the Code.

“Short Term Applicable Rate of Interest” shall mean the rate prescribed for January of the year of retirement under Section 1274(d) of the Code.

“Specified Employee” means an employee as defined under written guidelines adopted by the Company, which comply with Section 409A of the Code and any regulations promulgated thereunder.

“Subsidiary” means a corporation at least 50% of whose outstanding voting stock is owned or controlled by the Company and/or one or more other Subsidiaries, and any noncorporate business entity in which the Company and/or one or more other Subsidiaries have at least a 50% interest in capital or profits. Subsidiary shall not include Alcoa Corporation or Alcoa USA Corp.

“Surviving Spouse” means a deceased Participant’s spouse who is entitled to receive surviving spouse benefits under the Other Plan(s). For any Participant under this Excess Plan retiring on or after January 1, 2012, the term Surviving Spouse in the Plan will include a Surviving Domestic Partner as defined in Plan I and designated as a beneficiary under Plan I.

ARTICLE II – BENEFITS

2.1 All Excess Benefits will be payable to a Participant, or Surviving Spouse as described in Section 2.2.

2.2 Excess Benefits are payable to a Participant or Surviving Spouse under this Excess Plan only in conjunction with monthly Pension Benefits, payable under the Other Plan(s) and will commence concurrently with monthly Pension Benefits payable to the Participant or Surviving Spouse under the Other Plan(s). Upon the cessation of payment of monthly Pension Benefits to a Participant or Surviving Spouse under the Other Plan(s), Excess Benefits payable under this Excess Plan will concurrently cease.

Effective January 1, 2009, all Excess Benefits not in pay status, will be payable in monthly installments as provided below:

a. Excess Benefits will be payable commencing on the last day of the month of

i) a Participant’s Retirement, or

ii) to the extent the Participant is not eligible for Retirement, but is otherwise vested in an Other Plan, the later of:

x) termination of vesting service as provided in Rule IC, or

y) attainment of age 55, or

z) such other date as irrevocably elected in writing by the Participant prior to December 31, 2008.

Notwithstanding the foregoing, effective December 16, 2009, a subsequent election may be made by an active participant that delays the date payment the Excess Benefits commence to the later of age 62 or retirement subject to the following:

1) payment must commence on a date that is at least 5 years from the date payment would have commenced pursuant to the original election, or the date to which commencement of payment defaults where no election was made, and

2) provided further that such subsequent election shall not take effect before the date that is 12 months following the date the subsequent election is received by the Plan.

The subsequent election remains subject to all other requirements and provisions of the original election. To the extent the foregoing requirements for the subsequent election are not fulfilled, the original election (or default, if no election was made) will apply.

b. Notwithstanding the foregoing, to the extent the Participant is a Specified Employee, such monthly installment will commence on the last day of the seventh month following the date determined in a. above, and will be paid retroactively to the date determined in a. above, and will include interest accrued on the missed payments. “Interest” means the interest calculated using the Short Term Applicable Rate of Interest in effect as of January of the year of retirement.

c. The determination of any Excess Benefits payable with respect to a Participant who Retires pursuant to the terms of an executive severance agreement, will include any service credit provided by such agreement for purposes of determining vesting and eligibility, but not benefit accrual.

d. The form of payment of Excess Benefits paid to a Participant who has a Surviving Spouse as defined under Plan I Rules, is a joint and survivor annuity as described in Rule IC, in which the Participant’s Excess Benefits paid during his or her lifetime is reduced, and an amount equal to 50% of the Excess Benefits amount received by the Participant is paid to the Surviving Spouse. There are no optional forms of payment or Qualified Optional Survivor Annuities (as that term is described in Rule IC) under this Excess Plan.

To the extent a Participant dies before his or her payments have begun, payments to the Surviving Spouse will be as follows:

1) If the Participant dies while accruing pension service, the survivor annuity under this Excess Plan will begin the month following the Participant’s death.

2) If the Participant dies after pension service has terminated, the survivor annuity under this Excess Plan will begin the later of: the month following the Participant’s death or the month after the Participant would have turned age 55.

e. The form of payment of Excess Benefits paid to a Participant who has no Surviving Spouse on the date payment of Excess Benefits commences is a single life annuity as described in Rule IC.

2.3 This Excess Plan is not to be construed as conferring any rights upon any Participant for continuation of employment with the Company or any Subsidiary, nor will it interfere with the rights of the Company or any Subsidiary to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action might have upon such Participant or Surviving Spouse as a prospective recipient of Excess Benefits under this Excess Plan.

2.4 No Excess Benefits under this Excess Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except that any exceptions to the non-alienation provisions in Plan I, shall also apply to Excess Benefits hereunder.

2.5 If a Participant is receiving payments under this Excess Plan and is subsequently reemployed by the Company, payments under this Excess Plan shall continue regardless of the cessation of the Participant’s monthly Pension payments due to such reemployment under an Other Plan.

2.6 Notwithstanding any provision to the contrary in this Excess Plan, if at any time the present value of a Participant’s nonqualified benefits under all nonqualified defined benefit plans of the Company, not otherwise payable under the provisions of the Plan, shall be equal to or less than the Code Section 402(g) limit in effect at the time of any payment event (for 2016, $18,000 or less and as adjusted from time to time by the Internal Revenue Service), the Company may, in the sole and absolute discretion of the Company, elect to distribute the entire Excess Benefits to the Participant in the form of a lump sum payment, in lieu of any other Excess Benefits payable under the Plan. The present value shall be determined by the Company, in the Company’s sole and absolute discretion, using reasonable actuarial assumptions. The distribution of the lump sum shall be made as soon as reasonably practicable, but no later than ninety (90) days after a payment event or two and one-half (2  1⁄2) months after the year of the payment event, whichever is later. This payment shall extinguish any and all liability under this Excess Plan and any and all the plans from which the lump sum is provided.

ARTICLE III - CONTRIBUTIONS

3.1 Excess Benefits payable hereunder are payable out of the general assets of the Company or a participating Subsidiary, no segregation of assets for such Excess Benefits will be made, and the right of a Participant, Surviving Spouse and/or beneficiary to receive Excess Benefits under this Excess Plan is that of an unsecured claim against those assets, except as the Company in its sole discretion otherwise provides.

ARTICLE IV - ADMINISTRATION OF EXCESS PLAN

4.1 The general administration of this Excess Plan is by the Committee, which has the discretionary authority to make all decisions regarding this Excess Plan. The Committee’s discretion with respect to this Excess Plan includes the authority to determine eligibility under all provisions, correct all defects, supply all omissions, reconcile all inconsistencies in plan, ensure all Excess Benefits are paid in accordance to this Excess Plan, interpret plan provisions for all Participants or Surviving Spouses, and decide all issues of credibility necessary to carry out and operate this Excess Plan. Excess Benefits under this Excess Plan will be paid only if the Committee in its sole and absolute discretion decides that the applicant is entitled to them. All actions, decisions, or interpretations of the Committee are conclusive, final, and binding.

ARTICLE V - AMENDMENT AND TERMINATION

5.1 This Excess Plan may be amended, suspended or terminated at any time by the Board of Directors or any other entity approved by the Board of Directors, including the Committee, provided, however, that no such amendment, suspension or termination will reduce or in any manner adversely affect any Participant’s rights with respect to Excess Benefits that are payable or may become payable under Article II as of the date of such amendment, suspension or termination. This Excess Plan may also be amended, from time to time by Committee, except for amendments which have more than a minimal effect upon the Company’s cost of providing Excess Benefits for Company employees at the officer level.

5.2 Provisions Upon Change of Control. Notwithstanding any other provision of the plan, in the event of a Change in Control, as defined in Plan I, neither the Company, the Board of Directors, the plan administrator, the Committee or other designee of the Board of Directors, may, during the three-year period commencing on the date that the Change of Control occurs:

A. Amend, modify, or terminate the Plan, except to the extent as may be legally required by any law or regulations prescribed thereunder, or any provisions of the Code or any regulation prescribed thereunder; or

B. Reduce future Excess Benefits of any Participant.

ARTICLE VI - CONSTRUCTION

6.1 This Excess Plan is construed, regulated and administered under the laws (except the law of conflicts) of the Commonwealth of Pennsylvania except as modified by any applicable law.

ARTICLE VII - CLAIMS AND APPEALS

7.1 If a claim by a Participant, Surviving Spouse or beneficiary is denied in whole or in part, the Participant, Surviving Spouse or beneficiary, or their representative will receive written notice from the plan administrator. This notice will include the reasons for denial, the specific plan provision involved, an explanation of how claims are reviewed, the procedure for requesting a review of the denied claim, and a description of the information that must be submitted with the appeal. The Participant, Surviving Spouse or beneficiary, or their representative, may file a written appeal for review of a denied claim to the Committee or its delegate. The process and the time frames for the determination claims and appeals are as follows:

(a) The plan administrator reviews initial claim and makes determination within 90 days of the date the claim is received.

(b) The plan administrator may extend the above 90-day period an additional 90 days if required due to special circumstances beyond control of plan administrator.

(c) The Participant, Surviving Spouse or beneficiary, or their representative, may submit an appeal of a denied claim within 60 days of receipt of the denial.

(d) The plan administrator reviews and makes a determination on the appeal within 60 days of the date the appeal was received.

(e) The plan administrator may extend the above 60-day period an additional 60 days if required by special circumstances beyond the control of the plan administrator.

7.2 In the case where the plan administrator requires an extension of the period to provide a determination on an initial claim or an appeal, the Plan will notify the Participant, Surviving Spouse or beneficiary, or their representative, prior to the expiration of the initial determination period. The notification will describe the circumstances requiring the extension and the date a determination is expected to be made. If additional information is required from the Participant, Surviving Spouse or beneficiary, the determination period will be suspended until the earlier of i) the date the information is received by the plan administrator or ii) 45 days from the date the information was requested.

7.3 Participants, Surviving Spouses or Beneficiaries, or their representative, who having received an adverse appeal determination and thereby exhausted the remedies provided under this Excess Plan, proceed to file suit in state or federal court, must file such suit within 180 days from the date of the adverse appeal determination notice or any right to file such suit will be permanently foreclosed.